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                                                                   EXHIBIT 23.4

                        CONSENT OF INDEPENDENT AUDITORS

   We consent to the inclusion of our report dated 26 May 1999 with respect to the balance sheets of Cable & Wireless Global Marine as of 31 March 1999 and 1998 and the results of their operations and cashflows for each of the years in the three-year period ended 31 March 1999, incorporated by reference into this Pre-Effective Amendment No. 2 to the Registration Statement on Form S-3, of Global Crossing Ltd. and to the references to our firm under the heading "Experts" in the Pre-Effective Amendment No. 2 to the this Registration Statement.

                                          Yours faithfully

                                                   /s/ KPMG Audit Plc
                                                     KPMG Audit Plc

Ipswich, England

June 13, 2000